UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 13, 2016

STAPLES, INC.
(Exact name of registrant as specified in charter)

Delaware	0-17586	04-2896127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Hundred Staples Drive, Framingham, MA	01702
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: 508-253-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Staples, Inc. (the "Company") previously announced on May 31, 2016 that Shira Goodman was appointed as interim Chief Executive Officer ("CEO"), effective as of June 14, 2016. In connection with her new interim role and responsibilities, on June 13, 2016, the Company entered into a letter agreement with Ms. Goodman providing her with enhanced severance compensation (the "First Letter Agreement"), and on June 15, 2016, the Company delivered a letter to Ms. Goodman providing her with additional salary and bonus compensation (the "Second Letter Agreement"). Ms. Goodman also agreed to extend her non-compete agreement with the Company from one year to two years, to match the change in her severance compensation.

The First Letter Agreement enhances the severance compensation set forth in Ms. Goodman's existing Severance Benefits Agreement with the Company dated as of February 16, 2006 and amended as of December 23, 2008 (the "Benefits Agreement") to provide for (i) an increase in severance from 12 months to 24 months, (ii) elimination of a severance offset for post-employment earnings and (iii) a one-time lump sum cash payment of $40,000, subject to annual increases as detailed in the First Letter Agreement. The First Letter Agreement further provides that cash payments to be made under the Benefits Agreement, as enhanced by the First Letter Agreement, will be reduced if necessary so that the sum of all such cash payments does not exceed 2.99 times the sum of Ms. Goodman's base salary plus target annual cash incentive award for the year of termination. In addition, the First Letter Agreement provides for a notice period of 30 days in connection with any termination of employment without "Cause" (as defined in the Benefits Agreement) and that "Good Reason" (as defined and used in the Benefits Agreement) would include the appointment of a different individual as the CEO of the Company, but only with respect to a resignation that occurs and becomes effective in the period between 90 and 120 days after the date Ms. Goodman ceases to be interim CEO.

The Second Letter Agreement provides that for the period Ms. Goodman serves as interim CEO, (i) her current base salary of $700,000 annually will be supplemented by a monthly stipend of $30,500, and (ii) her current annual cash incentive opportunity at target of 85% of base salary will be increased to a cash incentive opportunity at target of 150% of the sum of her base salary and such stipend.

The foregoing description is qualified by reference to the full text of the First Letter Agreement and the Second Letter Agreement, which are filed as Exhibits 10.1 and 10.2 attached hereto, respectively, and are incorporated by reference in their entirety into this Item 5.02.

Item 5.07  Submission of Matters to a Vote of Security Holders.

The Company held its annual meeting of shareholders on June 14, 2016. Set forth below are the final voting results for each of the matters submitted to a vote of the shareholders. More information about the proposals set forth below can be found in the Company's definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 26, 2016.

1.	Election of Directors:

Director	For	Against	Abstain	Broker Non Vote
Drew G. Faust	511,220,406	7,758,896	230,199	48,525,270

Curtis Feeny	517,983,170	992,047	234,284	48,525,270

Paul-Henri Ferrand	512,747,578	6,236,446	225,477	48,525,270

Deborah A. Henretta	516,924,380	2,056,601	228,520	48,525,270

Kunal S. Kamlani	512,524,228	6,465,797	219,476	48,525,270

John F. Lundgren	500,344,634	18,637,171	227,696	48,525,270

Director	For	Against	Abstain	Broker Non Vote
Carol Meyrowitz	497,441,143	21,546,023	222,335	48,525,270

Ronald L. Sargent	492,862,488	26,124,096	222,917	48,525,270

Robert E. Sulentic	498,426,366	20,571,271	211,864	48,525,270

Vijay Vishwanath	498,364,976	20,626,680	217,845	48,525,270

Paul F. Walsh	492,373,953	26,634,262	201,286	48,525,270

2.    Approval, on an advisory basis, of named executive officer compensation.

For	Against	Abstain	Broker Non Vote
488,391,780	28,175,638	2,642,083	48,525,270

3.     Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as Staples' independent registered public accounting firm for the current fiscal year.

For	Against	Abstain	Broker Non Vote
563,745,437	3,669,000	320,334	n/a

4.           Non-binding shareholder proposal to limit acceleration of vesting of senior executive equity awards in the event of a change in control.

For	Against	Abstain	Broker Non Vote
208,812,784	308,519,100	1,877,617	48,525,270

5.    Non-binding shareholder proposal to amend Staples’ bylaws to reduce the percentage of outstanding stock required for shareholders to call a special meeting from 25% to 15%.

For	Against	Abstain	Broker Non Vote
302,846,845	215,791,351	571,305	48,525,270

Item 9.01  Financial Statements and Exhibits.

The exhibits listed on the Exhibit Index immediately preceding such exhibits are filed as part of this Current Report on Form 8-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 15, 2016	Staples, Inc.

		By:	/s/ Michael T. Williams
Michael T. Williams
Executive Vice President,
General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Letter Agreement, dated June 13, 2016, by and between the Company and Shira Goodman.
10.2	Letter dated June 15, 2016, from the Company to Shira Goodman.